Exhibit 2.7

AMENDMENT NO. 1 TO

THE PURCHASE AGREEMENT

This AMENDMENT NO. 1 (the “Amendment”) TO THE PURCHASE AGREEMENT, dated as of February 24, 2010 (the “Purchase Agreement”), by and among Aveon Holdings I L.P., a Delaware limited partnership (“Aveon”), Cura Capital (GP), LLC, a Delaware limited liability company (the “Company”), Thomas Schnepp (the “Principal Seller”) and Michael Pintar, Patrick Moroney and Michael Vacca (each of Michael Pintar, Patrick Moroney and Michael Vacca are, individually, an “Additional Seller,” and, collectively, the “Additional Sellers”), is made as of this 30th day of June, 2010, by and among Aveon, the Company, the Principal Seller and each of the Additional Sellers. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Purchase Agreement.

WHEREAS, the parties signatory hereto are the parties to the Purchase Agreement; and

WHEREAS, pursuant to Section 12.3 of the Purchase Agreement, the Purchase Agreement may not be amended except by an instrument in writing signed and delivered on behalf of the Purchaser and each of the Sellers.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto hereby agree as follows:

1.        The definition of “Expiration Date” found in Exhibit A-Defined Terms of the Purchase Agreement shall be deleted in its entirety and replaced by the following:

“Expiration Date” means the date that is sixty (60) days from the date of this Amendment, provided that if on or prior to such date an Affiliate of the Purchaser shall have filed a registration statement covering an initial public offering of the Equity Interests but clearance to be declared effective has not been received, the “Expiration Date” of this Agreement shall automatically be extended by an additional sixty (60) days; provided further, however, that the Expiration Date of this Agreement shall be no later than October 31, 2010, unless agreed to by all parties hereto.

2.        This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof.

3.        Except as so modified pursuant to this Amendment, the Purchase Agreement is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof.

4.        This Agreement may be executed (i) by facsimile or portable document format (PDF) and (ii) in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

AVEON HOLDINGS I L.P.

By: Aveon Holdings I GP, Inc., its general partner

By:	/s/ John Hassett
Name: John Hassett
Title: President and Chief Executive Officer

CURA CAPITAL (GP), LLC

By:	/s/ Thomas Schnepp
Name: Thomas Schnepp
Title: Managing Member

PRINCIPAL SELLER

	By:	/s/ Thomas Schnepp
Thomas Schnepp

ADDITIONAL SELLERS

	By:	/s/ Michael Pintar
Michael Pintar

	By:	/s/ Patrick Moroney
Patrick Moroney

	By:	/s/ Michael Vacca
Michael Vacca